Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the caption "Financial Highlights" in the Class A, Class B, Class C and Class K Shares' Prospectuses for the Federated Kaufmann Fund and the Class A, Class B and Class C Shares' Prospectuses for the Federated Kaufmann Small Cap Fund and "Independent Auditors" in the Class A, Class B, Class C and Class K Shares' Statement of Additional Information for the Federated Kaufmann Fund and the Class A, Class B and Class C Shares' Statement of Additional Information for the Federated
Kaufmann Small Cap Fund in Post-Effective Amendment Number 64 to the Registration Statement (Form N-1A, No. 2-91090) of Federated Equity Funds, and to the incorporation by reference of our reports dated December 10, 2003 on Federated Kaufmann Fund and Federated Kaufmann Small Cap Fund (two of the portfolios comprising Federated Equity Funds) included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2003.



                                                ERNST & YOUNG LLP


Boston, Massachusetts
December 22, 2003